                                                               EXHIBIT (d)(5)(i)

                                   SCHEDULE A

                               WITH RESPECT TO THE

                             SUB-ADVISORY AGREEMENT

                                     BETWEEN

                              ING INVESTMENTS, LLC

                                       AND

                          CLARION CRA SECURITIES, L.P.

                                                                             ANNUAL SUB-ADVISER FEE
                                                                             ----------------------
SERIES                                                             (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)
------
ING VP Real Estate Portfolio                                          0.40% of the first $100 million of assets
                                                                      0.35% of the assets in excess of $100 million

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